Exhibit 4.36

TECHNICAL SERVICES AGREEMENT

This Technical Services Agreement (the “Agreement”) is entered into by and between the following parties on July 20, 2004 at Guangzhou, China:

Party A: Address:	Guangzhou NetEase Interactive Entertainment Limited 203 of West Side, No. 25 Jianhua Road and Keyun Road, Zhongshan Main Street, Tianhe District, Guangzhou City

Party B: Address:	Guangzhou NetEase Computer System Co., Ltd. 203 of West Side, No. 25 Jianhua Road and Keyun Road, Zhongshan Main Street, Tianhe District, Guangzhou City

WHEREAS:

1.	Party A is a company duly registered in Guangzhou under the laws of the People’s Republic of China (the “PRC”);

2.	Party B is a company duly registered in Guangzhou under the laws of the PRC and is licensed by Guangdong Province Telecommunication Industry Administration Office to carry on the business of providing information services on the Internet; and

3.	Party A agrees to provide, while Party B agrees to accept, the technical services (“Technical Services”) for the operation of the web sites located at: http://www.netease.com, http://www.163.com, http://www.126.com and http://www.yeah.net (the “NetEase Web Site”).

NOW THEREFORE, through mutual negotiation Party A and Party B hereby agree as follows:

1. Technical Services Provider

1.1	Party B hereby appoints Party A as the provider of Technical Services for the operation of the NetEase Web Site pursuant to the terms and conditions of this Agreement as follows, including but not limited to:

(1)	the maintenance of the server;

(2)	further development, renewal and upgrade of the application software of the server and the relevant uses on the NetEase Web Site;

(3)	further development, renewal and upgrade of the application software for Internet users;

(4)	technical services for e-commerce, including but without limitation, the establishment and maintenance of the E-commerce platform.

(5)	training program for the technical personnel; and

(6)	other related technical services required by Party B.

1.2	Form of the technical services

Both parties agree to enter into any separate technical services agreements during the term of this Agreement, and both parties will reach further mutual agreements on the detailed contents, form, personnel and charges for different technical services. Each of such technical services agreements will be deemed as a supplement of this Agreement and be a part of this Agreement and shall have the same effect as this Agreement.

1.3	Party B shall not use or accept the Technical Services for the operation of the Netease Web Site from any other third parties without the prior written consent of Party A. Notwithstanding the foregoing, Party B shall be entitled to appoint any affiliate of Party A to provide some or all of the Technical Services in its discretion.

2. Price and Payment of the Technical Services

The price and payment of the technical services are stipulated in Appendix 1.

3. Intellectual Property and Confidentiality

3.1	Party A shall be the sole and exclusive owner of all rights, title and interests to any and all the intellectual property rights arising from the performance of this Agreement, whether developed by Party A or Party B, including but not limited to the copyrights, patents, technology know-how, business secrets and other rights.

3.2	Party B agrees to use its reasonable best efforts to protect and maintain the confidential any and all information of Party A either marked “confidential” or otherwise known to be confidential by Party B (the “Confidential Information”). Party B shall not disclose, deliver or transfer any of such Confidential Information to any third parties without the prior written consent of Party A. Upon the termination or expiration of this Agreement, Party B shall return or destroy any and all the documents, information or software with Confidential Information to Party A upon Party A’s request and delete all of such Confidential Information from any electronic devices of Party B, and cease to use them.

3.3	Sections 3.1 and 3.2 shall survive the termination or expiration of this Agreement.

4. Representations and Warranties

4.1	Party A represents and warrants as follows:

4.1.1	Party A is a company duly-registered in Guangzhou and validly existing under the laws of the PRC.

4.1.2	Party A has full right, power, authority and capacity and all consents and approvals necessary to execute, deliver and perform this Agreement.

4.1.3	This Agreement has been duly executed and delivered by Party B and constitutes a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms.

4.2	Party B represents and warrants as follows:

4.2.1	Party B is a company duly registered in Guangzhou and validly existing under the laws of the PRC and is licensed by Guangdong Province Telecommunication Industry Administration Office to engage in the business of providing information services on the Internet.

4.2.2	Party B has full right, power, authority and capacity and all consents and approvals necessary to execute, deliver and perform this Agreements.

4.2.3	This Agreement has been duly executed and delivered by Party B and constitutes a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms.

5. Effectiveness and Term

5.1	This Agreement shall take retroactive effect from the date of the issuance of the business license of Party A and the term of this Agreement is 1 year unless earlier terminated as set forth below. However, Party A and Party B shall review this Agreement every 3 months to determine whether any amendment or supplement is necessary after considering the circumstances.

5.2	This Agreement will be extended for additional successive terms of 1 year, unless Party A gives Party B its written objection of the extension of this Agreement before the expiration of this Agreement.

6. Termination

6.1	Without prejudice to any legal or other rights or remedies of the party who asks for termination of this Agreement, any party has the right to terminate this Agreement immediately with written notice to the other party in the event the other party materially breaches this Agreement and fails to cure its breach within 30 days from the date it receives written notice of its breach from the non-breaching party. During the term of this Agreement, Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination.

6.2	The rights and obligations under Sections 3 and 7 shall survive the expiration or termination of this Agreement.

7. Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within 30 days after one party asks for consultation, each party can submit such matter to the China International Economic and Trade Arbitration Commission (“CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

8. Force Majeure

8.1	Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The party claiming Force Majeure shall notify the other party without delay.

8.2	If either of the parties is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, neither party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure, and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

9. Applicable Law

The validity, interpretation and implementation of this Agreement shall be governed by the laws of the PRC.

10. Notice

Notice or other communications required to be given by any party pursuant to this Contract shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered airmail or postage prepaid airmail or by a recognized courier service or by facsimile transmission followed by hard-copy confirmations to the address of the relevant party or parties set forth below.

Party A:	Guangzhou NetEase Interactive Entertainment Limited 203 of West Side, No. 25 Jianhua Road and Keyun Road, Zhongshan Main Street, Tianhe District, Guangzhou City

	Attention:	Lei DING
	Telephone No.:	(86-20)85529187
	Facsimile No.:	(86-20)85535367

Party B:	Guangzhou NetEase Computer System Co., Ltd. 203 of West Side, No. 25 Jianhua Road and Keyun Road, Zhongshan Main Street, Tianhe District, Guangzhou City

	Attention:	Lei DING
	Telephone No.:	(86-20)85529187
	Facsimile No.:	(86-20)85535367

11. Assignment

11.1	Party B may not assign this Agreement to any third party without the prior written consent of Party A.

11.2	Party B hereby agrees that Party A shall be able to transfer all or any of its rights and obligation under this Agreement to any third party at its discretion, and such transfer shall only be subject to a written notice serviced to Party B by Party A, and no any further consent from Party B will be required.

12. Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

13. Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement shall be part of this Agreement and shall have the same legal effect as this Agreement.

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IN WITNESS WHEREOF both parties have caused their authorized representatives to execute this Agreement on the day first above written.

Party A:	Guangzhou NetEase Interactive Entertainment Limited

Representative:

Party B:	Guangzhou NetEase Computer System Co., Ltd.

Representative:

Appendix 1

Calculation of the Price and Payment of the Technical Services

1.     1.1 Party B shall pay fees for the technical services as follow:

Monthly fee = the standard monthly fee on every one thousand Pageview x	actual Pageview
1,000

RMB1,600,000

the standard monthly fee on every one thousand Pageview =	minimum daily Pageview	x 30
1,000

Minimum average daily Pageview = 12,000,000

1.2. Party A shall adjust the monthly fee by adjusting the above sum of RMB 1,600,000 or the minimum average daily Pageviews every month after considering the actual operation standing of Party B. Party B has the obligation and duty to supply relevant material and data at Party A’s request. Party A has the right to check and verify such material and data from time to time.

1.3. Party B shall remit fee of last month to the account nominated by Party A before 7th every month.

2.     Party B shall pay Party A certain amount of E-commerce service fees as agreed by both parties for every transaction conducted on the E-commerce platform of Party B.